Exhibit 13.11

AMENDMENT NO. 1

TO AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Mutual Funds)

Thrivent Mutual Funds (“TMF”) and Thrivent Financial Investor Services Inc. (“TFISI”) hereby agree that, with respect to the AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT, dated as of January 1, 2018 by and between TMF and TFISI (the “Agreement”), effective June 28, 2018, the Agreement is amended to reflect that Thrivent Growth and Income Plus Fund merged into Thrivent Moderately Aggressive Allocation Fund.

A revised Schedule A is attached hereto.

THRIVENT MUTUAL FUNDS	THRIVENT FINANCIAL
INVESTOR SERVICES INC.

By: /s/ David S. Royal	By:	/s/ Kathryn A. Stelter

David S. Royal	Kathryn A. Stelter
President and Chief Investment Officer	Vice President and Chief Operations Officer

ATTEST:	ATTEST:

By: /s/ Michael W. Kremenak	By:	/s/ Michael W. Kremenak

SCHEDULE A

Thrivent Aggressive Allocation Fund

Thrivent Balanced Income Plus Fund

Thrivent Diversified Income Plus Fund

Thrivent Government Bond Fund

Thrivent High Income Municipal Bond Fund

Thrivent High Yield Fund

Thrivent Income Fund

Thrivent Large Cap Growth Fund

Thrivent Large Cap Stock Fund

Thrivent Large Cap Value Fund

Thrivent Limited Maturity Bond Fund

Thrivent Low Volatility Equity Fund

Thrivent Mid Cap Stock Fund

Thrivent Moderate Allocation Fund

Thrivent Moderately Aggressive Allocation Fund

Thrivent Moderately Conservative Allocation Fund

Thrivent Money Market Fund

Thrivent Multidimensional Income Fund

Thrivent Municipal Bond Fund

Thrivent Opportunity Income Plus Fund

Thrivent Partner Emerging Markets Equity Fund

Thrivent Partner Worldwide Allocation Fund

Thrivent Small Cap Growth Fund

Thrivent Small Cap Stock Fund